Results of Shareholder Votes

The Annual Meeting of the Shareholders of the Fund was held on December 21, 2012. Shareholders voted on the election of Class II Trustees and the approval of a new investment advisory agreement between the Fund and Madison Asset Management, LLC.

Voting results with respect to the election of Class II Trustees by shareholders are set forth below:

Name	# of Shares in Favor	# of Shares Withheld
Ronald A. Nyberg1	14,683,175	1,625,577
James R. Imhoff, Jr.	14,688,093	1,620,659

Voting results with respect to the approval of a new investment advisory agreement between the Fund and Madison Asset Management, LLC are set forth below:

			# of Shares
# of Shares in Favor	# of Shares Against	# of Shares Abstained	of Broker Non-Vote
8,903,175	1,285,700	191,520	5,928,357

1
Although Ronald A. Nyberg stood for re-election at the shareholder meeting, he, along with Randall C. Barnes, Ronald E. Toupin, Jr. and Frank E. Burgess, resigned when the new investment advisory agreement was approved by shareholders on December 21, 2012.